AMENDMENT AGREEMENT
                           Dated as of August 19, 1999
             to the Compensation and Deferred Compensation Agreement
                between Comcast Corporation and Ralph J. Roberts
                as amended and restated effective August 30, 1998

         THIS AMENDMENT AGREEMENT (the "Amendment") is being made to amend the provisions of the Compensation and Deferred Compensation Agreement between Comcast Corporation and Ralph J. Roberts (as amended and restated effective August 30, 1998) (the "Compensation Agreement") relating to the "Death Benefit" provided in the Compensation Agreement.

         WHEREAS, Ralph J. Roberts ("Roberts") is the founder and Chairman of the Board of Directors of Comcast Corporation (the "Company"), and they are parties to the Compensation Agreement; and

         WHEREAS, the Compensation Agreement provides that, in lieu of certain bonuses which would otherwise have been payable by the Company upon Roberts' exercise of certain options he held to purchase shares of Class B Common Stock of the Company in October 1998, Roberts' personal representatives would receive a lump-sum Death Benefit following Roberts' death; and

         WHEREAS, the Death Benefit was intended to provide equivalent value to the bonus rights which were eliminated in connection with the Compensation Agreement, and

         WHEREAS, Roberts' willingness to accept the Death Benefit in lieu of the terminated bonus rights and to exercise his Class B options afforded significant tax and accounting benefits to the Company and required Roberts to incur significant current tax expense he would not otherwise have borne, and

         WHEREAS, the Subcommittee on Performance-Based Compensation of the Company's Board of Directors (the "Subcommittee") has determined that the base Death Benefit should be increased by $1,191,811, to reflect tax costs incurred by Roberts which were higher than expected when the Death Benefit was originally calculated, and

         WHEREAS, Roberts has proposed, and the Subcommittee has approved, that Roberts be given an opportunity to recommend investments to the Company and to have a portion of the Death Benefit reflect the results of such investments, and

         WHEREAS, the Subcommittee has determined that the present value cost to the Company of the proposal made by Roberts does not exceed that of the simple Death Benefit structure currently reflected in the Compensation Agreement, and that the proposal includes adequate protection for the Company's interests,

         NOW THEREFORE, the parties agree as follows:

         1. Section 3.11 of the Compensation Agreement is hereby amended and restated in its entirety to read as follows:

            3.11 Supplemental Death Benefit.

                 (a) Death Benefit. In addition to the other payments provided or referred to herein, in the event of Roberts' death during the term of this Agreement or thereafter the Company shall pay a supplemental death benefit (the "Death Benefit") as calculated herein to Roberts' personal representatives within six (6) months following Roberts' date of death.

                 (b) Amount and Payment of Death Benefit. The amount of the Death Benefit shall be the sum of the following amounts: (i) the Base Amount exclusive of the Aggregate Initial Variable Account Amount, as each term is respectively defined in (c) and (d)(ii), below, plus (ii) the amount of the Variable Account, as defined in (d)(i), below, as of the close of business on a business day selected by the Company that is within three business days of the date on which payment is made to Roberts' personal representatives. The Death Benefit shall be reduced if and to the extent provided in (h)(i), below. The Death Benefit, less applicable tax withholding, shall be paid in immediately available funds, except that the Company may, in its sole discretion, elect to pay all or any portion of the amount of the Variable Account by transfer in kind to Roberts' personal representatives of Company Investments (as defined herein) valued at the value used for calculating the Death Benefit.

                 (c) Base Portion of Death Benefit. The "Base Amount" is Thirty-One Million One Hundred Ninety-One Thousand Eight Hundred Eleven Dollars ($31,191,811).

                 (d) Variable Portion of Death Benefit. The "Variable Account," and the "Aggregate Initial Variable Account Amount," shall be determined as follows:

                     (i) At any time, and from time to time,  during the term of his employment by the Company (whether as an employee or as a consultant), Roberts may request that a specific portion of the Base Amount (up to, but not to exceed, the full amount of the Base Amount) be included in the Variable Account. Such request shall be made to the Company's Executive Vice President and the Company's General Counsel (together, the "Company Officers") in writing, shall specify the amount so proposed to be added to the Variable Account and a particular investment or particular investments, each of which is a Qualified Investment (as defined in (e), below), in which the Company could invest such amounts, and shall certify that, to the best of Roberts' knowledge, each such investment is a Qualified Investment on the date of such request or will be on the date the investment is made. The Company shall have complete discretion to grant or to refuse Roberts' request, and shall grant Roberts' request only if it determines (as provided herein) that such proposed investment is or will be a Qualified Investment. The effective date of any addition to the Variable Account shall be the later of the date on which the Company grants Roberts' request or, in the event the Company determines in its sole discretion to make the investment proposed by Roberts within 90 days of the request, the date the Company makes such investment.

                     (ii) The Aggregate  Initial  Variable Account Amount is the
                 sum of all amounts transferred to the Variable Account as provided herein, calculated as of the date of transfer, and without reflecting any gains, losses, expenses or other transactions in the Variable Account.

                     (iii) Upon each transfer from the Base Amount to the Variable Account, each sum so transferred shall be associated with a particular Qualified Investment (which may be a hypothetical investment by the Company, or an actual investment, or any combination of the two, as determined by the Company). The amount of the Variable Account on any date shall be the sum of the fair market values of the Qualified Investments associated with the Variable Account on such date, less, in the event the Aggregate Initial Variable Account Amount exceeds Twenty Million Four Hundred Twelve Thousand One Hundred Thirty-Seven Dollars ($20,412,137), compound interest at eight percent (8%) per annum on the amount of such excess from the date such excess is created to the earlier of the date on which the Variable Account is being valued or April 7, 2004.

                 (e) Qualified Investments. A "Qualified Investment" is an investment which is or would be actually available to the Company and which would meet each of the following criteria if actually made by the Company at the time of the initial investment; provided, however, that the Company may disapprove of any such investment (or may subsequently cause any Qualified Investment to be eliminated or disposed of) based, in its discretion, on its application of such criteria:

                     (i) the investment can be made without any actual or potential legal or regulatory restriction or negative impact on the Company;

                     (ii) the investment presents no actual or potential conflict of interest or diversion of corporate opportunity between Roberts and the Company or any actual or potential conflict of interest between the Company and the entity or entities to which the investment relates;

                     (iii) the  investment  would not require  disclosure by the
                 Company in its financial statements as a business relationship or transaction with management or a related party, as a compensation committee overlap disclosure item, or otherwise under Regulation S-K promulgated by the Securities and Exchange Commission or Sections 13, 14 or 16 of the Securities Exchange Act of 1934, as amended, or the regulations or forms thereunder;

                     (iv) the investment does not expose the Company to any risk of loss or mandatory additional investment in excess of the actual amount invested;

                     (v) the  investment  would at all times be  included on the
                 Company's audited financial statements as an investment (or as an offset to an accrued liability);

                     (vi) the investment is either  readily  marketable or there is a reasonable means to dispose of the investment from time to time (and no less frequently than annually) whether or not at full value, and there is reasonably available any information concerning the investment which the Company deems necessary for effectuating the purposes of this Agreement; and

                     (vii) the investment is to be unencumbered and available to satisfy the claims of general creditors of the Company.

                 (f) Variable Account - Company Investments and Other Rules.

                     (i) The Variable  Account  shall at all times be an account on the books of the Company reflecting the hypothetical investment of the Aggregate Initial Variable Account Amount and the proceeds thereof in the specific Qualified Investments.

                     (ii) The Company shall reflect on the books of the Variable
                 Account all income, gains, losses, and other proceeds associated with the Qualified Investments therein. In the event proceeds on a Qualified Investment are received in cash, the value of such cash shall be included in the Variable Account and, unless invested in another Qualified Investment, shall be deemed to have been invested in a special Qualified Investment on which interest accrues at the rate of eight percent (8%) per annum from the date of investment until the earlier of the date of payment of the Death Benefit or April 7, 2004, and which thereafter does not pay interest.

                     (iii) If the Company makes actual investments corresponding to any of such Qualified Investments (each such investment a "Company Investment"), (A) such Company Investments shall be part of the Company's general assets, subject to the Company's discretion and control, and not form part of the Variable Account; (B) Roberts shall have no right to obtain possession or ownership of Company Investments, or to vote or otherwise control them; (C) the transactions reflected in the Variable Account shall be the same as those with respect to such Company Investments (giving regard to any difference in amount or timing with respect to the Qualified Investment in the Variable Account and such Company Investment); (D) the Company's out-of-pocket costs in making, maintaining, and disposing of each Company Investment shall be charged against the value of the corresponding Qualified Investment in the Variable Account; and (E) the Company shall have full discretion and control with respect to such Company Investments, including whether to retain or to sell or otherwise dispose of such investments; provided, that it shall exercise such discretion in good faith with respect to Roberts. Nothing herein shall forbid Roberts to consult with the Company regarding management of any Company Investments.

                     (iv) If at any time the Company determines,  as provided in the first paragraph of (e), above, that an investment reflected in the Variable Account is no longer a Qualified Investment, the Company shall promptly give Roberts written notice of such determination and the basis therefor, and such investment shall be deemed sold at its then-fair market value. Such sale shall be on the terms reflected in the corresponding sale, if any, of the appropriate Company Investment, if any, and otherwise shall be deemed to be for cash, with the proceeds or such sale treated as described herein. Nothing herein shall require the sale or other disposition of a Company Investment which is no longer a Qualified Investment.

                     (v) Roberts may request, from time to time, that all or any portion of the Variable Account be transferred from the then-current Qualifying Investment(s) to one or more different Qualified Investments. Such request shall be made, and the Company shall deal with such request, in the manner established herein for initial transfers to the Variable Account, except that the Aggregate Initial Variable Account Amount shall not be affected if any such request is granted.

                     (vi) In the event holders of an investment corresponding to a Qualified Investment are required to make an investment decision (e.g., acceptance or not of a tender offer; exercise of dissenter's rights), and there is no corresponding Company Investment, the Company shall, after consultation with Roberts, make a determination in good faith to reflect the actions the Company determines a reasonable investor would take and adjust the value and composition of such Qualified Investment accordingly.

                 (g) Procedures and Reports. Except as otherwise provided herein, all determinations and waivers on the part of the Company with respect to Qualified Investments shall be made jointly by the Company Officers (after such consultations with other management personnel, the Subcommittee, experts, and Roberts, as they shall deem appropriate). The Company shall provide Roberts or his personal representatives and the Subcommittee at the request of any of them, but no less than once each calendar year, a written report regarding the value of the Death Benefit as of a recent date, including the value of each Qualified Investment in the Variable Account and all transactions affecting such value (including interest, dividends, and distributions with respect to the Qualified Investments). In the event Roberts or his personal representatives disagree with any such valuation, the Company and Roberts or his personal representatives shall consult in good faith to resolve such disagreement, and if such disagreement is not so resolved the appropriate valuation shall be determined by the Subcommittee under such reasonable procedures as it determines at the time. The Company shall provide Roberts or his personal representatives from time to time copies of all information received by the Company with respect to Company Investments or the Qualified Investments in the Variable Account, and shall promptly inform Roberts and the Subcommittee (in advance, if possible) of all transactions with respect to Company Investments or which the Company deems to affect the value of Qualified Investments. The Company shall notify the Subcommittee in writing quarterly as to all amounts transferred to the Variable Account (including the Qualified Investment associated with such amount) during the previous calendar quarter and any changes in the composition of the Qualified Investments.

                 (h) Indemnification and Release.

                     (i) To the  extent of the  Death  Benefit,  Roberts  hereby indemnifies the Company, and holds it harmless, against any and all liabilities, costs, and expenses (including reasonable attorney and expert fees), including without limitation indemnification liabilities to officers, directors, agents or employees, which arise in connection with Company Investments other than by reason of the bad faith, willful misconduct, or gross negligence of the Company or such persons. Such indemnification shall be effected by charging the appropriate amount against the relevant Qualifying Investment in the Variable Account, and, to the extent of any excess, by reducing any other component of the Death Benefit at the time or payment thereof.

                     (ii) To the maximum extent permitted by law, Roberts hereby releases the Company and each of its officers, directors, agents, and employees, from any and all liability to Roberts arising out of the Company's good-faith management of Company Investments, regardless of the effect of such management on the value of the Death Benefit.

         2. All investments made by the Company at Roberts' suggestion through February 22, 2000, as reported to the Subcommittee, shall be considered to have been made in compliance with Section 3.11 of the Compensation Agreement, as amended by this Amendment. As a result, each such investment shall be considered a Company Investment, the amount of such investment (plus any associated out-of-pocket costs incurred by the Company) shall be treated as part of the Aggregate Initial Variable Account Amount as of such date, and the amount of such investment shall be treated as part of the Variable Account associated with a Qualified Investment identical to the Company Investment.

         3. This  Amendment  constitutes  the complete  agreement of the parties
regarding  the  Death  Benefit,   and   supersedes  all  prior   agreements  and
understandings.

         4. Except as amended hereby, the Compensation Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                               COMCAST CORPORATION
/s/ Ralph J. Roberts
Ralph J. Roberts

                                               By: /s/ Lawrence S. Smith
                                                     Lawrence S. Smith
                                                     Executive Vice President